News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:Robert F. Heinemann, President and CEO
         Ralph J. Goehring, Executive Vice President and CFO


     BERRY PETROLEUM COMPANY PROMOTES SHAWN CANADAY TO TREASURER


Bakersfield, CA - December 9, 2004 - Berry Petroleum Company (NYSE:BRY) announced the promotion of Shawn Canaday to the position of treasurer, effective December 1, 2004. Mr. Canaday joined Berry in 2003 as a senior financial analyst and has worked under the direction of Ralph Goehring, executive vice president and chief financial officer, and Kenneth Olson, corporate secretary/treasurer. The Company is dividing the role of corporate secretary/treasurer, with Mr. Olson continuing in the role of corporate secretary, to better align these positions with the Company's recent and planned growth.

Mr. Canaday, a Certified Public Accountant, is a graduate of California State University, Fresno, and has experience in both public accounting and the oil and gas industry, having previously worked for ChevronTexaco.

In announcing the promotion, Ralph Goehring said, "Shawn has ably assisted the Berry financial team in the role of senior financial analyst since joining Berry last year and we believe that as treasurer he will provide the Company with continued excellent oversight of the finance, capital structure and risk management responsibilities."

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.


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